Exhibit 10(o)

Eaton Corporation plc

Award of Restricted Share Units Under the Eaton Corporation plc
Amended and Restated 2012 Stock Plan
(Non-Employee Director)

Name:
Number of Restricted Share Units:	subject to adjustment as provided in Sections 6 and 7
Grant Date:

Eaton Corporation plc (the “Company”) has awarded you a number of restricted share units of the Company effective as of __________ (the “Effective Date”) under the terms and conditions of the Company's Amended and Restated 2012 Stock Plan, as amended (the “Plan”). Information concerning the number of restricted share units awarded to you (the “Award”) is available online through the Eaton Service Center at Fidelity which may be accessed through the Company's website. By accepting the Award you acknowledge and agree as follows:

1.    Acceptance. You accept the Award on the terms and conditions provided in the Plan and this Award Agreement.

2.    Restricted Units. You acknowledge that, as of the Effective Date, the restricted share units referred to above (the “Restricted Units”) have been awarded to you, contingent on the continuation of your service on the Company's Board of Directors (the “Board”) until the Restricted Units have vested in accordance with Section 3. Each Restricted Unit represents the right to receive one ordinary share having a nominal value of US$0.01 per share (“Ordinary Share”) of the Company, which Ordinary Share shall be issued to you as soon as practicable following the vesting of the Restricted Unit in accordance with Section 3, provided that any fractional Restricted Units shall be settled in cash.

If any Restricted Units are forfeited for any reason, you acknowledge that you will not be entitled to any payment of cash or Ordinary Shares in respect of any Restricted Units so forfeited. .

3.    Vesting. This Award will vest and the Restricted Units will become immediately nonforfeitable upon the occurrence of any one of the following events:

a.	your service on the Board ends due to your death or disability at any time following the Effective Date; or

b.	your retirement from the Board on the mandatory Board retirement date at any time following the Effective Date; or

c.	upon a Change of Control of the Company at any time following the Effective Date.

4.    Par Value. To the extent that Ordinary Shares issued upon settlement of your award of Restricted Units are newly issued Ordinary Shares, you hereby agree to pay or make arrangements satisfactory to the Company for payment of an amount equal to the nominal value, being US$0.01 per share, of such number of newly issued Ordinary Shares.

5.    Transferability. Until the possibility of forfeiture lapses with respect to any of the Restricted Units, those units or any Ordinary Shares to be delivered with respect to the Restricted Units shall be non-transferable. You agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any of the Restricted Units or Ordinary Shares prior to the date on which the possibility of forfeiture with respect to such units lapses and the Restricted Units vest. Notwithstanding the foregoing provisions of this Paragraph 5, you are permitted to designate one or more primary and contingent beneficiaries to whom the Restricted Units will be transferred in the event of your death. The process for designating such beneficiaries is available through the Eaton Stock Plan Service Center at Fidelity.

6.    Reorganizations, etc. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting the Company's Ordinary Shares, the number of the Restricted Units shall be equitably adjusted so as to reflect that change.

7.    Dividend Equivalents. On each date on which cash dividends are paid on Ordinary Shares of the Company, the amount of Restricted Units set forth in this Agreement shall be increased by an amount equal to the quotient of (A) the dollar amount of dividends that would have been paid on such date with respect to the number of Ordinary Shares underlying the Restricted Units (if such Restricted Units had vested on such date) (including any fractional Restricted Units) and (B) the fair market value of the Company's Ordinary Shares (which shall be the closing price of a share as quoted on the New York Stock Exchange on the date such dividends are paid).  The number of Restricted Units (and any fractions thereof) resulting will be considered Restricted Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein.

8.     No Rights as Shareholder. You acknowledge that this award of Restricted Units does not provide you any rights as a shareholder of the Company, including but not limited to any right to vote or to receive any dividends.

9.    Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

a.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding Ordinary Shares of the Company (the "Outstanding Ordinary Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

b.
Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c.
Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding Ordinary Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding ordinary shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred as a result of any transaction or series of transactions which you, or any entity in which you are a partner, officer or more than 50% owner, initiate, if immediately following the transaction or series of transactions that would otherwise constitute a Change of Control, you, either alone or together with other individuals who are directors or executive officers of the Company immediately prior thereto, beneficially own, directly or indirectly, more than 10% of the then outstanding Ordinary Shares of the Company or the ordinary shares of the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the Company or such resulting corporation.

10.    Tax Withholdings.    You hereby authorize the Company to withhold from any amounts otherwise payable to you, or any of your successors in interest, such federal, state, local or foreign taxes as may be required by law in connection with the award to you of Restricted Units or the lapse of possibility of forfeiture thereof. You agree that if such amounts are insufficient, you will pay or make arrangements satisfactory to the Company for payment of such taxes.

11.    Miscellaneous. Unless otherwise expressly provided herein, terms defined in the Plan shall have the same meanings when used in this Agreement. The Restricted Units shall be null and void to the extent the grant of Restricted Units or the lapse of restrictions thereon is prohibited by law. The Governance Committee of the Board may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions and the vesting of the Restricted Units at earlier dates. The use of the masculine gender shall be deemed to include the feminine gender. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement represents the entire understanding between the parties on the subject hereof and shall be governed in accordance with Ohio law. The Award is intended to be exempt from the application of Section 409A of the U.S. Internal Revenue Code (“Section 409A”), and this Agreement shall be construed, administered, and governed in a manner that effects such intent. However, the Company does not represent or guarantee that any particular U.S. federal, state, local or other tax consequences will occur because of this Agreement and the compensation provided hereunder, and, if it should be determined that Section 409A is applicable to the Restricted Units, then any vested Restricted Units will be paid within 30 days following the earlier of your separation from service with the Company (within the meaning of Section 409A) or the occurrence of a Change of Control that constitutes a “change in the ownership”, a “change in the effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A), or upon such later date as may be required pursuant to Section 409A.

EATON CORPORATION PLC

By________________________________________
Thomas E. Moran

ACCEPTANCE OF RESTRICTED SHARE UNIT AWARD BY PARTICIPANT

Accepted by _________________________________
Signature

Date _______________________________________